EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Annual Report (Form 10-K) of The Nasdaq Stock Market, Inc. (the “Company”) of our report dated February 18, 2004, included in the 2003 Annual Report to Shareholders of The Nasdaq Stock Market, Inc.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 File Nos. 333-70992, 333-72852, 333-76064, 333-106945, and 333-110602, of our report dated February 18, 2004 with respect to the consolidated financial statements included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP.

New York, New York

March 12, 2004